Exhibit 99.3

ANGEL POND HOLDINGS

CORPORATION

AUDIT COMMITTEE

CHARTER

(Adopted on [•], 2021)

1.	GENERAL

The Audit Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Angel Pond Holdings Corporation (the “Company”).

2.	PURPOSE

The Committee is appointed by the Board for the primary purposes of:

•

Performing the Board’s oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices, legal and regulatory compliance, and the audit of the Company’s financial statements, including, among other things:

•	the quality and integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	review of the independent registered public accounting firm’s qualifications and independence; and

•	the performance of the Company’s internal audit function, including its design and implementation, and of the Company’s independent registered public accounting firm.

•

Maintaining, through regularly scheduled meetings, a line of communication between the Board and the Company’s financial management, internal auditors, and independent registered public accounting firm, including providing such parties with appropriate opportunities to meet separately and privately with the Committee on a periodic basis; and

•	Preparing the report to be included in the Company’s annual proxy statement, as required by the Securities and Exchange Commission’s (“SEC”) rules.

3.	COMPOSITION AND QUALIFICATIONS

The Committee shall be appointed by, and may be replaced by, the Board and shall be comprised of three or more Directors (as determined from time to time by the Board, and subject to any phase-in rules for newly listed companies), each of whom shall meet the independence requirements of the Sarbanes-Oxley Act of 2002 (the “Act”), the listing standards of any exchange or national listing market system upon which the Company’s securities are listed or quoted for trading (including, without limitation, The New York Stock Exchange (“NYSE”)) and all other applicable laws. The members of the Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death.

The chairperson of the Committee shall be designated by the Board; provided that if the Board does not so designate a chairperson, the members of the Committee, by a majority vote, may designate a chairperson.

Any vacancy on the Committee shall be filled by majority vote of the Board. The Board may remove any member from the Committee at any time, with or without cause, by majority vote.

Prior to becoming a member of the audit committee of another public company, a director of the Company shall notify the Chairman of the Nominating Committee, the Chairman of the Board and the Chief Executive Officer to address whether the aggregate number of audit committee memberships would impair such director’s effectiveness. In the event that the Board determines that the additional audit committee membership would impair such director’s effectiveness, such director, upon request of the Board, shall either offer his or her resignation or not accept the other audit committee membership. The chairperson of the Committee may not serve simultaneously on the audit committee of more than one other public company. Further, no member of the Committee shall have participated in the preparation of the Company’s financial statements in the past three years.

Each member of the Committee shall be financially literate, as determined by the Board in its business judgment; provided, however, that each member of the Committee must be capable of reading and understanding fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable financial management expertise, experience, or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities, as each such qualification is interpreted by the Board in its business judgment. In addition, at least one member of the Committee shall be an “audit committee financial expert,” as such term is defined by the SEC pursuant to the Act, and such member shall be presumed to possess financial sophistication.

If a Committee member ceases to be independent for reasons outside the member’s reasonable control, his or her membership on the Committee may continue until the earlier of the Company’s next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to qualify as independent. If the Company is not already relying on this provision, and falls out of compliance with the requirements regarding Committee composition due to a single vacancy on the Committee, then the Company will have until the earlier of the next annual shareholders’ meeting or one year from the occurrence of the event that caused the failure to comply with this requirement. The Company shall provide notice to NYSE immediately upon learning of the event or circumstance that caused the non-compliance, if it expects to rely on either of these provisions for a cure period.

One director who does not meet the NYSE definition of independence, but who meets the criteria set forth in Section 10A(m)(3) under the Exchange Act and the rules thereunder, and who is not a current officer or employee or a family member of such individual, may serve for no more than two years on the Committee if the Board, under exceptional and limited circumstances, determines that such individual’s membership is required by the best interests of the Company and its shareholders. Such individual must satisfy the independence requirements set forth in Section 10A(m)(3) of the Exchange Act, and may not chair the Committee. The use of this “exceptional and limited circumstances” exception, as well as the nature of the individual’s relationship to the Company and the basis for the Board’s determination, shall be disclosed in the Company’s annual proxy statement.

4.	MEETINGS OF THE COMMITTEE

The Committee shall meet as often as it determines necessary to carry out its duties and responsibilities, but no less frequently than once every fiscal quarter. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

The Committee shall maintain written minutes of its meetings and records relating to those meetings.

5.	RESPONSIBILITIES

In carrying out its duties and responsibilities, the Committee’s policies and procedures should remain flexible, so that it may be in a position to best address, react or respond to changing circumstances or conditions. The following duties and responsibilities are within the authority of the Committee and the Committee shall, consistent with and subject to applicable law and rules and regulations promulgated by the SEC, NYSE, or any other applicable regulatory authority.

The Committee will:

A.

Review, oversee, and discuss with the independent registered public accounting firm their annual audit plan, including the timing and scope of audit activities, and monitor such plan’s progress and results during the year.

B.

Select, retain, compensate, oversee, and, if necessary, terminate, any independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company.

C.

Review and discuss the annual audited financial statements, the form of audit opinion to be issued by the auditors, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management and the independent registered public accounting firm. In connection with such review, the Committee shall:

•

Discuss with the independent registered public accounting firm the matters (i) required to be discussed pursuant to any applicable auditing standards and (ii) in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Committee concerning independence;

•

Before the engagement of the independent registered public accounting firm and at least annually thereafter, (i) review and discuss with the independent registered public accounting firm its written communications to the Committee regarding the relationships between the independent registered public accounting firm and the Company that, in the independent registered public accounting firm’s professional judgment, may reasonably be thought to bear on its independence and (ii) receive affirmation in writing from the independent registered public accounting firm addressed to the Committee that the independent registered public accounting firm is independent;

•	Review significant changes in accounting or auditing policies;

•

Review with the independent registered public accounting firm any problems or difficulties encountered in the course of their audit, including any change in the scope of the planned audit work and any restrictions placed on the scope of such work and management’s response to such problems or difficulties;

•

Review with the independent registered public accounting firm, management, and the senior internal auditing executive the adequacy and effectiveness of the Company’s accounting and internal controls, any significant findings and recommendations with respect to such controls, and the adequacy of disclosures about changes in internal control over financial reporting;

•

Review reports required to be submitted by the independent registered public accounting firm concerning: (a) all critical accounting policies and practices used; (b) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of such alternatives, and the accounting treatment preferred by the independent registered public accounting firm; (c) any other material written communications with management; and (d) any material financial arrangements of the Company which do not appear on the financial statements of the Company;

•

Review and discuss with management and the independent registered public accounting firm (a) material issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; and (b) analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements and the effects of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

•

Discuss policies and procedures concerning earnings press releases and review, before its release to the public, the type and presentation of information to be included in earnings press releases, including any use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

D.

Review and discuss the quarterly financial statements and the Company’s disclosures provided in periodic quarterly reports including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management, the senior internal auditing executive, and the independent registered public accounting firm.

E.

Oversee the external audit coverage. The Company’s independent registered public accounting firm is ultimately accountable to the Committee, which has the direct authority and responsibility to appoint, retain, compensate, select, evaluate and, where appropriate, terminate and replace the independent registered public accounting firm. In connection with its oversight of the external audit coverage, the Committee will have authority to:

•

Within its sole power and discretion (unless shareholder approval is deemed advisable by the Board), select and retain an independent registered public accounting firm to act as the Company’s independent auditors for the purpose of auditing the Company’s annual financial statements, books, records, accounts, and internal controls over financial reporting;

•	Terminate and replace the independent registered public accounting firm, if necessary;

•	Approve the engagement letter and the fees to be paid to the independent registered public accounting firm;

•

Pre-approve auditing services, permitted non-audit services, internal control- related services, and tax services (such tax services being subject to review by the Committee and discussion with the independent registered public accounting firm as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the independent registered public accounting firm’s independence) to be performed by the independent registered public accounting firm and the related fees for such services other than prohibited non-audit services as promulgated under rules and regulations of the SEC (subject to the de minimis exception for non- audit services described in the Exchange Act and the SEC rules);

•	Receive direct reports from the independent registered public accounting firm;

•

Establish policies and procedures for the Committee’s pre-approval of permitted services by the Company’s independent registered public accounting firm or other registered public accounting firms on an ongoing basis;

•

Monitor and obtain confirmation and assurance as to the independent registered public accounting firm’s independence, including ensuring that they submit on a periodic basis (not less than annually) to the Committee a formal written statement assessing the independence of the independent registered public accounting firm and delineating all relationships between the independent registered public accounting firm and the Company. The Committee is responsible for actively engaging in a dialogue with the independent registered public accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and for taking appropriate action in response to the independent registered public accounting firm’s report to satisfy itself of their independence;

•

At least annually, obtain and review a report by the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures and (ii) any issues raised by the most recent internal quality-control review, peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years and any steps taken to deal with any such issues;

•	Meet with the independent registered public accounting firm prior to the annual audit to discuss planning and staffing of the audit;

•	Review and evaluate the performance of the independent registered public accounting firm, as the basis for a decision to reappoint or replace the independent registered public accounting firm;

•

Review, evaluate, and discuss with the independent registered public accounting firm: (i) the independent registered public accounting firm’s responsibilities under GAAP; (ii) the responsibilities of management in the audit process; (iii) the overall audit strategy; (iv) the scope and timing of the annual audit; and (iv) any material risks identified during the independent registered public accounting firm’s risk assessment procedures;

•

Set clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by all applicable laws, regulations, and listing rules;

•

Assure, review, and evaluate regular rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by the Act, and consider whether rotation of the independent registered public accounting firm is required to ensure independence;

•	Engage in a dialogue with the independent registered public accounting firm to confirm that audit partner compensation is consistent with applicable SEC rules;

•

Review and discuss with the independent registered public accounting firm the results of the annual audit of the Company, including any comments or recommendations of the Company’s independent registered public accounting firm and, based on such review and discussions and on such other considerations as it determines appropriate, recommend to the Board whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K;

•	Take, or recommend that the Board take, appropriate action to oversee the independence of the Company’s independent registered public accounting firm;

•

Review and discuss with management and the independent registered public accounting firm the Company’s internal controls report and the independent registered public accounting firm’s attestation report prior to the filing of the Company’s Annual Report on Form 10-K;

•	Monitor compliance by the Company of the employee conflict of interest requirements contained in the Act and the rules and regulations promulgated by the SEC; and

•

Review and discuss with management, the senior internal auditing executive, and the independent registered public accounting firm the Company’s quarterly financial statements prior to the filing of its Quarterly Report on Form 10-Q, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the results of the independent registered public accounting firm’s review of the quarterly financial statements.

F.	Oversee internal audit coverage. In connection with its oversight responsibilities, the Committee will:

•	Review and approve the appointment or replacement of the senior internal auditing executive;

•

Review, in consultation with management, the independent registered public accounting firm, and the senior internal auditing executive, the plan and scope of internal audit activities, and, when deemed necessary or appropriate by the Committee, assign additional internal audit projects to appropriate personnel;

•

Review the Committee’s level of involvement and interaction with the Company’s internal audit function, including the Committee’s line of authority and role in appointing and compensating employees in the internal audit function;

•	Review and approve internal audit activities, budget, compensation, and staffing; and

•	Review significant reports to management prepared by the internal auditing department and management’s responses to such reports.

G.

Receive periodic reports from the Company’s independent registered public accounting firm, management, and senior internal auditing executive to assess the impact on the Company of significant accounting or financial reporting developments that may have a bearing on the Company.

H.	Review with the chief executive officer, chief financial officer and independent registered public accounting firm, periodically, the following:

•

all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize, and report financial information; and

•	any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

I.	Resolve any differences in financial reporting between management and the independent registered public accounting firm.

J.

Discuss with management and the independent registered public accounting firm any correspondence with regulators or governmental agencies, and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

K.

Establish procedures for (i) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

L.	Discuss policies and guidelines to govern the process by which risk assessment and risk management is undertaken.

M.	Meet periodically, and at least four times per year, with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are monitored and controlled.

N.

Meet periodically (not less than annually) in separate executive session with each of the chief financial officer, the senior internal auditing executive, and the independent registered public accounting firm.

O.	Review and approve all “related party transactions” requiring disclosure under SEC Regulation S-K, Item 404, in accordance with the policy set forth in Section 7 below.

P.

Review the Company’s policies relating to the ethical handling of conflicts of interest and review past or proposed transactions between the Company and members of management, as well as policies and procedures with respect to officers’ expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Company’s independent registered public accounting firm.

Q.

Review and approve in advance any services provided by the Company’s independent registered public accounting firm to the Company’s executive officers or members of their respective immediate families.

R.	Review the Company’s program to monitor compliance with the Company’s Code of Ethics, and meet periodically with management to discuss compliance with the Code of Ethics.

S.

Establish procedures for the receipt, retention and treatment of reports of evidence of a material violation made by attorneys appearing and practicing before the SEC in the representation of the Company or any of its subsidiaries, or reports made by the Company’s chief executive officer in relation thereto.

T.	Approve reimbursement of expenses incurred by management in connection with certain activities on the Company’s behalf.

U.	Review and oversee the Company’s policies, procedures, and programs designed to promote and monitor legal, ethical, and regulatory compliance.

V.

Review periodically with the Company’s outside legal counsel (i) legal and regulatory matters which may have a material effect on the financial statements, and (ii) corporate compliance policies or codes of conduct.

W.

As it determines necessary to carry out its duties, engage and obtain advice and assistance from outside legal, accounting or other advisers, the cost of such independent expert advisors to be borne by the Company.

X.	Report regularly to the Board with respect to Committee activities.

Y.	Review and discuss with management the Company’s compliance with applicable laws and regulations.

Z.	Prepare the report of the Committee required by the rules of the SEC to be included in the proxy statement for each annual meeting.

AA.

Determine the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

BB.	Review and reassess annually the adequacy of this Charter and recommend any proposed changes to the Board.

CC.	On a quarterly basis, review and approve all payments made to the Company’s existing holders, executive officers, or directors and their respective affiliates.

DD.	Evaluate, in a manner it deems effective and appropriate, the Committee’s performance of its duties and responsibilities under this Charter and present the results of the evaluation to the Board.

6.	PROCEDURES

A. Action.

The Committee shall act on the affirmative vote a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by the unanimous written consent of all of its members.

The Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion; provided, however, that any decision made by a subcommittee must be presented to the full Committee at its next scheduled meeting.

B. Fees.

The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation: (a) to outside legal, accounting, or other advisors employed by the Committee, including for payment of compensation to the independent registered public accounting firm for the purpose of rendering or issuing an audit report or performing other audit, review, or attest services for the Company and to any advisors employed by the Committee; and

(b) for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties and responsibilities under this Charter.

C. Limitations.

While the Committee has the duties, responsibilities, and powers set forth in this Charter, it is not the duty or responsibility of the Committee to (i) plan or conduct audits or other accounting procedures, (ii) determine whether the Company’s financial statements are complete and accurate, (iii) determine whether the Company’s financial statements are in accordance with GAAP and applicable rules and regulations, or (iv) certify or prepare the Company’s financial statements. The duties set forth in the immediately preceding sentence are those of management and the independent registered public accounting firm.

7.	RELATED PARTY TRANSACTIONS POLICY

A.	Definitions.

A “Related Party Transaction” is any transaction directly or indirectly involving any Related Party that would need to be disclosed under Item 404(a) of Regulation S-K. Under Item 404(a), the Company is required to disclose any transaction occurring since the beginning of the Company’s last fiscal year, or any currently proposed transaction, involving the Company where the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. “Related Party Transaction” also includes any material amendment or modification to an existing Related Party Transaction.

“Related Party” means any of the following:

•	a director (which term when used herein includes any director nominee);

•	an executive officer;

•	a person known by the Company to be the beneficial owner of more than 5% of the Company’s ordinary shares (a “5% shareholder”); or

•	a person known by the Company to be an immediate family member of any of the foregoing.

“Immediate family member” means a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer, nominee for director, or 5% shareholder, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director, or 5% shareholder.

B.	Identification of Potential Related Party Transactions.

The Committee shall review all Related Party Transactions on an ongoing basis, and any such Related Party Transactions may be brought to management’s and the Board’s attention in any manner deemed reasonable and advisable by the Committee in their business judgment. Each of the Company’s directors and executive officers shall inform the chairperson of the Committee of any potential Related Party Transactions. In addition, each such director or executive officer shall complete a questionnaire on an annual basis designed to elicit information about any potential Related Party Transactions.

Any potential Related Party Transactions that are brought to the Committee’s attention shall be analyzed by the Committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a Related Party Transaction requiring compliance with the provisions of this Charter.

C.	Review and Approval of Related Party Transactions.

At each of its meetings, the Committee shall be provided with the details of each new, existing, or proposed Related Party Transaction, including the terms of the transaction, any contractual restrictions that the Company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the Company and to the relevant Related Party. In determining whether to approve a Related Party Transaction, the Committee shall consider, among other factors, the following factors to the extent relevant to the Related Party Transaction:

•

whether the terms of the Related Party Transaction are fair to the Company and on the same basis as would apply if the transaction was negotiated in good faith at arm’s-length and did not involve a Related Party;

•	whether there are business reasons for the Company to enter into the Related Party Transaction;

•	whether the Related Party Transaction would impair the independence of an outside director;

•

whether the Related Party Transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the (i) size of the transaction, (ii) overall financial position of the director, executive officer, or Related Party, (iii) direct or indirect nature of the director’s, executive officer’s, or Related Party’s interest in the transaction, (iv) ongoing nature of any proposed relationship, and (v) any other factors the Committee deems relevant; and

•	any pre-existing contractual obligations.

Any member of the Committee who has an interest in the Related Party Transaction under review by the Committee shall abstain from voting on the approval of the Related Party Transaction, but may, if so requested by the chairperson of the Committee, participate in some or all of the Committee’s discussions of the Related Party Transaction. Upon completion of its review of the Related Party Transaction, the Committee may determine to permit or to prohibit the Related Party Transaction.

A Related Party Transaction entered into without pre-approval of the Committee shall not be deemed to violate the provisions of this Charter, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this Charter.

The Committee shall keep the Company’s independent registered public accounting firm informed of the Committee’s understanding of the relationships and transactions with any Related Party that are material to the Company. The Committee shall review and discuss with the independent registered public accounting firm such firm’s evaluation of the Company’s identification of, account for, and disclosure of its relationships and transactions with any Related Party, including any material matters arising from the audit of the Company’s relationships and transactions with any Related Party.

A Related Party Transaction entered into prior to the effective date of this Charter shall not be required to be reapproved by the Committee.

8.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISORS

The Committee, in its sole discretion, may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities. Further, the Committee, in its sole discretion and at the Company’s expense, may obtain independent counsel or other consultants or advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation, and oversee the work, of any outside counsel and other advisors.

* * *

To fulfill its obligations, the Committee relies upon: management for the preparation and accuracy of the Company’s financial statements; both management and the Company’s internal audit department for establishing effective internal controls and procedures to ensure the Company’s compliance with accounting standards, financial reporting procedures, and applicable laws and regulations; and the Company’s independent registered public accounting firm for an unbiased, diligent audit or review, as applicable, of the Company’s financial statements and the effectiveness of the Company’s internal controls. In fulfilling their responsibilities hereunder, it is recognized that members of the Committee are not full-time employees of the Company, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information and (ii) the accuracy of the financial and other information provided to the Committee absent actual knowledge to the contrary.

Nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of the members of the Committee, except to the extent otherwise provided under applicable federal or state law.